EXHIBIT 99.1

Domino’s Pizza Announces Record 2003 Income from Operations

System-wide Sales Increase 5.8%; Fourth Quarter Marks 10 Years of Continuous International Same Store Sales Growth

ANN ARBOR, Michigan – March 23, 2004 – Domino’s, Inc., the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2003, which ended December 28, 2003. In addition to record income from operations and strong system-wide sales growth, up 5.8%, Domino’s full year domestic same store sales increased 1.3%, leading all reporting national pizza chains for the third consecutive year. International same store sales also grew for the 40th consecutive quarter.

The Company plans to file its annual report on Form 10-K later today. Additionally, Domino’s, Inc. will hold a conference call today at 4 p.m. EST to review its 2003 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s, Inc. conference call. A replay of the call will be available through April 6, 2004 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) using Conference ID 6139936.

2003 Highlights

(versus full year 2002)

•	Income from operations increased 0.7% to a record $159.2 million, despite incurring $16.8 million of recapitalization-related general and administrative expenses.

•	Net income decreased 36.0% to $38.8 million, which includes after-tax charges of $33.0 million incurred in connection with the Company’s successful recapitalization in June 2003.

•	System-wide sales increased 5.8%; retail sales at our Company-owned stores totaled $0.4 billion, while retail sales at our franchise stores totaled $3.8 billion.

•	Domestic same store sales increased 1.3%, comprised of a franchise same store sales increase of 1.7% and a Company-owned same store sales decrease of 1.7%.

•	International same store sales increased 4.0%, on a constant dollar basis.

•	As of the end of fiscal 2003, there were 7,427 Domino’s Pizza stores in operation worldwide, a net increase of 197 stores since the end of fiscal 2002.

Fourth Quarter 2003 Highlights

(versus fourth quarter 2002)

•	Income from operations increased 3.0% to a fourth quarter record $54.9 million.

•	Net income decreased 8.1% to $21.3 million.

•	System-wide sales increased 9.6%; retail sales at our Company-owned stores totaled $0.1 billion, while retail sales at our franchise stores totaled $1.2 billion.

•	Domestic same store sales increased 5.1%, comprised of a franchise same store sales increase of 5.3% and a Company-owned same store sales increase of 3.2%.

•	International same store sales increased 3.6%, on a constant dollar basis, marking 40 consecutive quarters of international same store sales growth.

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David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Domino’s Pizza achieved many milestones in 2003. Our international division marked their tenth straight year of consecutive same store sales increases. System-wide sales increased a healthy 5.8% over last year, and we introduced some great new products. We produced these results despite a very tough environment in the domestic quick-serve restaurant industry, which is a tribute to the talent, hard work and effectiveness of our franchisees and team members. We also completed a highly-successful recapitalization which lowered our effective borrowing rate and provided our investors a return on their investment and a cash dividend.”

Financial Summaries

	Fourth Quarter Ended			Fiscal Year Ended
(Dollars in millions)	December 28, 2003	December 29, 2002	% Change	December 28, 2003	December 29, 2002	% Change
Total revenues [1]	$433.0	$395.8	9.4%	$1,333.3	$1,275.0	4.6%
Income from operations	54.9	53.3	3.0	159.2	158.1	0.7
Net income	21.3	23.1	(8.1)	38.8	60.7	(36.0)

[1]	Total revenues include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix while distribution revenues may vary significantly as a result of fluctuations in food prices, including cheese prices.

Revenues

Fourth quarter: The increase in fourth quarter system-wide sales was due primarily to an increase in same store sales at our domestic franchise and domestic Company-owned stores, an increase in same store sales at our international stores and an increase in worldwide store counts.

The increase in fourth quarter total revenues was due primarily to an increase in revenues from our domestic distribution operations as well as increases in revenues from domestic stores and international operations. The increase in domestic distribution revenues was due primarily to higher volumes relating to increases in domestic franchise retail sales, and a market increase in overall food prices, including cheese. The cheese block price-per-pound averaged $1.53 in the fourth quarter of 2003, up from $1.16 in the comparable period in 2002.

The increase in our domestic stores revenues was due primarily to an increase in same store sales and an increase in the average number of domestic franchise stores open during 2003. Domestic same store sales increased 5.1% in the fourth quarter of 2003; comprised of a 5.3% increase in domestic franchise same store sales and a 3.2% increase in domestic Company-owned same store sales. These increases were due in part to the successful promotion of our new Philly Cheese Steak Pizza. There were 4,327 domestic franchise stores in operation at the end of fiscal 2003, a 56 store net increase from fiscal 2002. There were 577 domestic Company-owned stores in operation at the end of both fiscal 2003 and 2002, respectively.

The increase in our international revenues was due primarily to an increase in international franchise same store sales, an increase in the average number of international franchise stores open during 2003 and a related increase in revenues from our international distribution operations. On a constant dollar basis, international same store sales increased 3.6% in the fourth quarter of 2003, compared to the same period in 2002. On a historical dollar basis, international same store sales increased 10.0% in the fourth quarter of 2003, compared to the same period in 2002, reflecting a generally weaker U.S. dollar in those markets in which we compete. There were 2,523 international stores in operation at the end of fiscal 2003, a 141 store net increase from fiscal 2002.

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Fiscal year: The increase in fiscal 2003 system-wide sales was due primarily to an increase in same store sales at our domestic franchise and international stores, as well as an increase in worldwide store counts. This increase was offset in part by a decrease in same store sales at our domestic Company-owned stores.

The increase in fiscal 2003 total revenues was due primarily to an increase in revenues from our domestic distribution operations and international operations. The increase in domestic distribution revenues was due primarily to higher volumes relating to increases in domestic franchise retail sales, and a market increase in overall food prices, including cheese. The cheese block price-per-pound averaged $1.31 in fiscal 2003, up from $1.19 in fiscal 2002.

The increase in international revenues was due primarily to an increase in international franchise same store sales, an increase in the average number of international franchise stores open during 2003 and a related increase in revenues from our international distribution operations. On a constant dollar basis, international same store sales increased 4.0% in fiscal 2003, compared to fiscal 2002. On a historical dollar basis, international same store sales increased 8.0% in fiscal 2003, compared to fiscal 2002, reflecting a generally weaker U.S. dollar in those markets in which we compete.

Domestic same store sales increased 1.3% in fiscal 2003, comprised of a 1.7% increase in domestic franchise same store sales and a 1.7% decrease in domestic Company-owned same store sales.

Earnings

The increases in fourth quarter and fiscal 2003 income from operations were due primarily to increases in royalty revenues from our domestic and international franchise stores, lower non-recapitalization related general and administrative expenses, including reductions in administrative labor, and increases in volumes and operating efficiencies in our distribution operations.

These increases were offset in part by higher food costs at our Company-owned stores, primarily as a result of rising cheese costs. In addition, the increase in fiscal 2003 income from operations was offset in part by approximately $16.8 million of general and administrative expense, primarily compensation expense, incurred in connection with our recapitalization in June 2003. Excluding the $16.8 million of recapitalization-related general and administrative expenses, our total general and administrative expenses were 12.4% of total revenues, compared to 14.0% in fiscal 2002.

The decreases in fourth quarter and fiscal 2003 net income were due primarily to increases in interest expense, offset in part by the aforementioned increases in income from operations. In addition, fiscal 2003 net income was negatively impacted by an increase in other expense, due primarily to $20.4 million of bond tender fees that were expensed in connection with our recapitalization in June 2003.

These increases in interest expense were due primarily to higher average debt levels compared to 2002. In addition, the increase in fiscal 2003 interest expense was due primarily to a $15.6 million write-off of financing fees in connection with our recapitalization in June 2003. These increases in interest expense were offset in part by a reduction in our overall borrowing rates. These decreases in net income were offset in part by related reductions in our provision for income taxes due to decreases in pre-tax income.

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Definitions

Same store sales growth: Same store sales growth is calculated including only sales from stores that also had sales in the same period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis. Changes in international same store sales on a constant dollar basis reflect changes in international local currency sales. Changes in international same store sales on a historical dollar basis reflect changes in international sales converted using the U.S. dollar exchange rates that were in effect for the applicable periods.

System-wide sales: We refer to total worldwide retail sales at Company-owned and franchise stores, collectively, as system-wide sales. Management believes system-wide sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry system-wide sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for our franchise stores are reported to us by our franchisees.

About Domino’s Pizza: Founded in 1960, Domino’s Pizza, the recognized world leader in pizza delivery, operates a network of 7,427 Company-owned and franchised stores in the United States and more than 50 countries. Domino’s Pizza, named a Megabrand by Advertising Age, had Company-owned and franchise retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations - Domino’s, Inc. (734) 930 - 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fourth Quarter Ended		Fiscal Year Ended
(In thousands)	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Revenues:
Domestic Company-owned stores	$117,185	$113,709	$375,421	$376,533
Domestic franchise	46,294	43,448	144,458	140,667
Domestic distribution	237,300	211,938	717,057	676,018
International	32,227	26,707	96,386	81,762

Total revenues	433,006	395,802	1,333,322	1,274,980

Operating expenses:
Cost of sales	325,395	294,394	992,096	938,972
General and administrative	52,694	48,099	182,068	177,938

Total operating expenses	378,089	342,493	1,174,164	1,116,910

Income from operations	54,917	53,309	159,158	158,070

Interest expense, net	20,291	15,787	74,292	59,784
Other	582	619	22,747	1,836

Income before provision for income taxes	34,044	36,903	62,119	96,450

Provision for income taxes	12,767	13,757	23,295	35,789

Net income	$21,277	$23,146	$38,824	$60,661

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	December 28, 2003	December 29, 2002
Assets
Current assets:
Cash and cash equivalents	$42,726	$22,472
Accounts receivable	64,571	57,497
Inventories	19,480	21,832
Advertising fund assets, restricted	30,544	28,231
Other assets	25,555	16,880

Total current assets	182,876	146,912

Property, plant and equipment, net	127,067	120,547

Other assets	138,506	154,968

Total assets	$448,449	$422,427

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$18,572	$2,843
Accounts payable	53,388	46,131
Advertising fund liabilities	30,544	28,231
Other accrued liabilities	81,759	80,023

Total current liabilities	184,263	157,228

Long-term liabilities:
Long-term debt, less current portion	941,165	599,180
Other accrued liabilities	41,110	41,600

Total long-term liabilities	982,275	640,780

Total stockholder’s deficit	(718,089)	(375,581)

Total liabilities and stockholder’s deficit	$448,449	$422,427

Note: The balance sheets have been derived from the audited consolidated financial statements, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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